Exhibit 10.1

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Restricted Stock Unit Grant Program

1.	Purpose

Family Dollar Stores, Inc. (together with its Affiliates, the “Company”) has adopted for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The terms and provisions of the Restricted Stock Unit Grant Program (the “RSU Program Terms”) have been approved by the Leadership Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) to establish the terms and provisions applicable to all awards of Restricted Stock Units (“RSUs”) and shall be applicable to all awards of RSUs granted beginning in October 2014 pursuant to the provisions of the Plan, subject to the adoption by the Committee of other terms and provisions for the award of RSUs. Each RSU represents the right of a Team Member to receive one share of Common Stock subject to the terms and conditions set forth in these RSU Program Terms.

The RSU Program Terms are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof, including without limitation Section 15.7 of the Plan, subject to the provisions set forth under “Change in Control” in Section 5 of these RSU Program Terms. Specifically, the RSU Program Terms provide for the grant of Restricted Stock Units under Article 10 of the Plan. Unless otherwise provided herein, capitalized terms used in these RSU Program Terms will have the meaning given such terms in the Plan. If there is any conflict between these RSU Program Terms and the Plan, the terms and provisions of the Plan shall control.

2.	Eligibility

The Committee or, if the Committee so delegates such authority, the Equity Award Committee of the Company, will determine annually which Team Members are eligible to receive RSUs under these RSU Program Terms.

3.	Vesting Provisions

Subject to Section 5 herein, each grant of RSUs shall vest in full on the third anniversary of the Grant Date provided that the Team Member remains employed with the Company through such date.

4.	Settlement

Settlement of the vested RSUs shall be in shares of Common Stock and shall occur as soon as practicable following the date on which the RSUs vest, whether pursuant to Section 3 or Section 5 of these RSU Program Terms (the “Vesting Date”), but in no event later than 30 days following the

Vesting Date (such date, the “Settlement Date”). Upon and following the Settlement Date and the entry of such settlement on the books of the Company or its transfer agents or registrars, the Team Member shall be the record owner of the shares of Common Stock and shall be entitled to all of the rights of a shareholder of the Company including the right to vote such shares of Common Stock and receive all dividends or other distributions paid with respect to such shares of Common Stock.

5.	Effect of Termination of Employment on Vesting

Termination of employment with the Company will affect the vesting of the RSUs depending on the reason for termination as follows:

•	Death, Disability, Retirement and Termination without Cause. If a Team Member ceases to be an employee of the Company due to Death, Disability, Retirement or termination of employment by the Company without Cause, a pro-rata portion of the RSUs, equal to the product of (x) the number of RSUs subject to this Restricted Stock Unit Award and (y) a fraction, the numerator of which is the number of whole months that the Team Member was employed by the Company since the Grant Date and the denominator of which is 36 months, shall immediately vest on the date of such termination.

•	Change in Control. In the event that a Team Member’s employment is terminated following a Change in Control, the provisions of Section 15.7 of the Plan shall apply. The foregoing notwithstanding, in the event that a Change in Control occurs as a result of the transactions contemplated by the Agreement and Plan of Merger by and among Family Dollar Stores, Inc., Dollar Tree, Inc. and Dime Merger Sub, Inc., dated as of July 27, 2014 (the “Dollar Tree Merger”), Section 2.1(s)(iii) of the Plan or any corresponding clause of a definition of “Good Reason” in any employment, severance or similar agreement shall not apply prior to the 18-month anniversary of the closing of the Dollar Tree Merger.

•	All Other Terminations: Except as set forth above, all unvested RSUs shall be immediately forfeited as of the date of a Team Member’s termination of employment.

6.	Leaves of Absence

A Team Member’s rights with respect to the RSUs in the event of a leave of absence will be affected in accordance with the Company’s applicable policies.

7.	Additional Rules

These RSU Program Terms cannot be changed or modified by a verbal communication or course of dealing but only by a written communication signed by the Chairman, Vice Chairman, and/or the Chief Executive Officer (“CEO”) of the Company or any officer designated by one of them.

The Committee or the Chairman of the Company, as appropriate, will make all final decisions, rulings and interpretations under these RSU Program Terms (subject to the Plan provisions which may require action by the Committee). By participating in the Plan under these RSU Program Terms, each Team Member agrees that such decisions, rulings and interpretations will be final and that each Team Member will be bound by them. Each Team Member further agrees that if and when any circumstances arise relating to these RSU Program Terms which are not covered by this description of the Plan, the Team Member will be bound by the final decision, ruling or interpretation of the Chairman and/or the Committee.

8.	Tax

In accordance with the Plan, the Company may require tax withholding to be satisfied through withholding of shares of Common Stock otherwise payable pursuant to a grant of RSUs.

9.	Section 409A

Grants under these RSU Program Terms are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under these RSU Program terms will comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Team Member on account of non-compliance with Section 409A of the Code. In addition, in the event that a Team Member is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination of the Team Member’s employment), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A of the Code and are otherwise due within six (6) months following the date of the Team Member’s “separation from service” (within the meaning of Section 409A of the Code) shall be provided to the Team Member no earlier than six (6) months after such date.